Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 10, 2014 with respect to the consolidated financial statements and schedule of NorthStar Real Estate Income II, Inc. and subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2013 of NorthStar Real Estate Income II, Inc., which is incorporated by reference in this Pre-Effective Amendment No. 2 to Post-Effective Amendment No. 4 to the Registration Statement on Form S-11 (File No. 333-185640). We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

New York, New York
April 29, 2014